Exhibit 10.43

UNITED ONLINE, INC.
RESTRICTED STOCK UNIT ISSUANCE AGREEMENT(S)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT by and between United Online, Inc., a Delaware corporation (the “Corporation”), and Paul Jordan (the “Participant”) to be effective as of January 1, 2009.

RECITALS

A.                                   Participant is a party to one or more Restricted Stock Unit Issuance Agreements with the Corporation pursuant to which Participant will become entitled to receive shares of Common Stock that vest under the restricted stock units evidenced by those agreements.

B.                                     The purpose of this Amendment Agreement is to bring each of those Restricted Stock Unit Issuance Agreements, to the extent they pertain to restricted stock units that were not vested as of December 31, 2004, into documentary compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

C.                                     The Restricted Stock Unit Issuance Agreements that are subject to this Amendment Agreement are more particularly identified in attached Schedule I.

D.                                    All capitalized terms in this Amendment Agreement shall have the same meanings assigned to them in the applicable Restricted Stock Unit Issuance Agreement.

NOW, THEREFORE, it is agreed each of the Restricted Stock Unit Issuance Agreements is hereby amended as follows, effective January 1, 2009:

1.                                       The Issuance Schedule set forth in Paragraph 1 of each Restricted Stock Unit Issuance Agreement is hereby amended in its entirety to read as follows:

“The Shares in which the Participant vests in accordance with the regular Vesting Schedule set forth above shall be issued, subject to the Corporation’s collection of all applicable Withholding Taxes, on the applicable vesting date specified for those Shares in such Vesting Schedule or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which the vesting date occurs or (if later) the fifteenth day of the third calendar month following such vesting date. The applicable Withholding Taxes are to be collected pursuant to the procedures set forth in Paragraph 7 of this Agreement.”

2.                                       Paragraph 3 of each Restricted Stock Unit Issuance Agreement is hereby amended in its entirety to read as follows:

“(a)                            Except as otherwise provided in Paragraph 3(b) below, should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly.  The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

(b)                                 The Participant’s Employment Agreement sets forth certain terms and conditions under which Participant’s equity or equity-based awards from the Corporation, including this Award, may vest in part on an accelerated basis in connection with his cessation of Service under various specified circumstances. The Employment Agreement also sets forth the date or dates on which the shares of Common Stock subject to the awards that vest on such an accelerated basis, including the Shares subject to this Award, are to be issued.  The terms and provisions of the Employment Agreement (including any conditions, restrictions or limitations governing the accelerated vesting or the issuance of the Shares, including (without limitation) the execution and delivery of an effective general release), as they apply to this Award, are hereby incorporated by reference into this Agreement and shall have the same force and effect as if expressly set forth in this Agreement.”

3.                                       Paragraph 5(c) of each Restricted Stock Unit Issuance Agreement is hereby amended in its entirety to read as follows:

“(c)                            Any Restricted Stock Units which are assumed or otherwise continued in effect in connection with a Change in Control or replaced with a cash incentive program under Paragraph 5(a) shall be subject to the vesting acceleration provisions of the Participant’s Employment Agreement, and any Restricted Stock Units or the proceeds of any replacement cash incentive plan which vest on an accelerated basis in accordance with those provisions shall be issued or distributed on the applicable date or dates determined for those Restricted Stock Units pursuant to terms of the Employment Agreement. Accordingly, the terms and provisions of the Employment Agreement (including any conditions, restrictions or limitations governing the accelerated vesting or  issuance of the securities subject to the Participant’s outstanding equity awards or the distribution of the proceeds of any replacement cash incentive plan, including (without limitation) the execution and delivery of an effective general release) shall apply to any Restricted Stock Units which are assumed or otherwise continued in effect in connection with a Change in Control or replaced with a cash incentive program under Paragraph 5(a) and are hereby incorporated by reference into this Agreement, with the same force and effect as if expressly set forth in this Agreement.”

4.                                       Paragraph 5(d) of each Restricted Stock Unit Issuance Agreement is hereby amended in its entirety to read as follows:

                                                “(d)                           If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash incentive program in accordance with Paragraph 5(a), then those units shall vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration shall be distributed to Participant on the effective date of that Change in Control or as soon thereafter as administratively practicable, but in no event later than three (3) business days following the effective date of that Change in Control. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.”

5.                                       There is hereby added to each Restricted Stock Unit Issuance Agreement the following new Paragraph 14:

“14.                         Deferred Issuance Date.

(a)                                  It is the intention of the parties that the provisions of this Agreement, as amended by the Amendment Agreement, continue to comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement as so amended would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

(b)                                 If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Section 409A, then no Shares or other amounts which become issuable or distributable by reason of Participant’s cessation of Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of his or her Separation from Service due to such cessation of Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s

Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

(c)                                  For purposes of this Agreement, the term Separation from Service shall have the meaning ascribed to such term under Code Section 409A and the Treasury Regulations issued thereunder.”

6.                                       There is hereby added to Appendix A of each Restricted Stock Unit Issuance Agreement the following definition of Employment Agreement:

“Employment Agreement shall mean the Employment Agreement between the Participant and the Corporation dated August 15, 2007 and as amended effective January 1, 2009.”

7.                                       The definitions of Involuntary Termination and Misconduct set forth in Appendix A of each Restricted Stock Unit Issuance Agreement are each hereby deleted in their entirety.

8.                                       Except as modified by this Amendment Agreement, all the terms and conditions of each Restricted Stock Unit Issuance Agreement subject to this Amendment Agreement shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Amendment Agreement on the date specified for that party below.

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston

Title:	Chairman, President & CEO

Dated: December 19, 2008

Paul Jordan
PARTICIPANT

Name: Paul Jordan

Dated: December 22, 2008

SCHEDULE I

RESTRICTED STOCK UNIT ISSUANCE AGREEMENTS SUBJECT TO AMENDMENT AGREEMENT

The Restricted Stock Unit Issuance Agreements between the Corporation and Participant governing the following Awards are subject to the Amendment Agreement:

Award Date:	Number of Restricted Stock Units Originally Subject to Agreement:	Number of Restricted Stock Units Currently Outstanding:	Number of Restricted Stock Units Subject to Amendment Agreement:
March 25, 2005	7,500	469	469
March 30, 2006	20,000	6,250	6,250
February 15, 2007	40,000	22,500	22,500
August 15, 2007	50,000	50,000	50,000
February 15, 2008	50,000	50,000	50,000